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[POLYONE LOGO]

                                                         N E W S   R E L E A S E

FOR IMMEDIATE RELEASE


                  POLYONE AND NOVEON CREATE ALLIANCE TO MARKET
                INNOVATIVE ESD COMPOUNDS FOR ELECTRONICS INDUSTRY


Cleveland, Ohio, February 14, 2003 - PolyOne Corporation and Noveon, Inc. have created an alliance to develop and distribute a line of Electrostatic Dissipative (ESD) compounds for the electronics industry. This agreement provides electronics manufacturers and molders with a supply base that draws on more than 20 years of combined experience in worldwide ESD compound development and manufacturing.

The arrangement provides for PolyOne to distribute Noveon's Stat-Rite(R) inherently dissipative polymer (IDP) alloy products for businesS equipment, telecommunications and medical applications. In addition, it gives Noveon's Static Control business unit the exclusive rights to market and distribute PolyOne's existing and emerging Stat-Tech(TM) line of electrically conductive products for hard disk drive, semiconductor, and electronics packaging and handling applications. Also, Noveon will utilize PolyOne's manufacturing capabilities in Asia, Europe and North America to meet customer requirements.

The alliance creates a complementary product line that includes Stat-Rite(R) IDP alloys and Stat-Tech(TM) electrically conductive compounds, compounds for injection molding and sheet for thermoforming, as well as a broad ESD technology base including carbon powder, carbon fiber, stainless steel fiber, carbon nanotubes and IDP alloys. Further, the Noveon-PolyOne alliance provides electronics manufacturers with more manufacturing flexibility, enhanced worldwide customer service, increased efficiencies and a renewed focus on developing new products for ESD applications. The companies plan to coordinate research and development efforts to expand ESD applications and develop more innovative ESD compounds.

"This agreement supports PolyOne's continuing commitment to invest in and strengthen its ESD compounds," said Dario Cardenas, market development manager for PolyOne. "On a broader scale, it illustrates our intent to bring to our customers new and improved technologies that help them solve problems, reduce their costs and grow."

"By working together, Noveon and PolyOne will be able to supply the electronics industry with the broadest range of static control products," said Neil Hardwick, marketing manager for Noveon Static Control. "Whether thermoforming sheets or injection molding of parts, our customers should turn to us first for all OF their ESD material needs."


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ABOUT POLYONE
PolyOne Corporation, (NYSE: POL) with 2002 revenues of $2.5 billion, is an international polymer services company with operations in thermoplastic compounds, specialty resins, specialty polymer formulations, engineered films, color and additive systems, elastomer compounding, and thermoplastic resin distribution. Headquartered in Cleveland, Ohio, PolyOne has employees at manufacturing sites in North America, Europe, Asia, and Australia, and joint ventures in North America, South America, Europe, Asia and Australia. Information on the Company's products and services can be found at www.polyone.com.

PolyOne Media & Investor Contact:           Dennis Cocco
                                            Chief Investor &
                                            Communications Officer
                                            PolyOne Corporation
                                            216.589.4018



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